Exhibit 10.1

Renovis, Inc.

October 1, 2007

Mr. John Walker

[Address]

Re:	Executive Chairman Agreement

Dear John:

On behalf of Renovis, Inc. (the “Company”), I am pleased to offer you the position of Executive Chairman and Principal Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role, which is in addition to your current role as Chairman of the Board of Directors of the Company (the “Board”), while we work towards consummating our merger with Evotec AG. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1. Term of Agreement. Your services under this Agreement shall commence on October 2, 2007 (the “Effective Date”), and continue until the earliest to occur of: (i) the consummation of our merger with Evotec AG, or (ii) your resignation from this position or the termination of your service by us (each of the foregoing, the “Separation Date”). Following the Separation Date, to the extent you are then Chairman of the Board, or a member of the Board (if not Chairman of the Board), your duties will revert to solely those of Chairman of the Board or a member of the Board, as applicable. This Agreement is terminable at will by you or the Company at any time (for any reason or for no reason) in accordance with Section 7 of this Agreement. If this Agreement terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or other compensation other than as provided in this Agreement.

2. Position and Duties. During the term of this Agreement, you shall serve as Executive Chairman and Principal Executive Officer of the Company. Your duties and authority as Executive Chairman and Principal Executive Officer shall be prescribed by the Board and provided by the Company’s bylaws and shall be commensurate with those of an executive chairman of a company of comparable size and with a similar business as the Company.

3. Status. Your status with respect to your services to the Company hereunder shall be as an independent contractor and not an employee or agent of the Company for the purposes of any employee benefit program, income tax withholding, FICA taxes, unemployment benefits or the like.

4. Chairman of the Board. You hereby acknowledge that the responsibilities contemplated under this Agreement are in addition to your responsibilities and duties as Chairman of the Board. You hereby acknowledge that re-election to the Board as Chairman and as a member of the Board shall be governed by the terms of the certificate of incorporation and bylaws of the Company.

October 1, 2007

5. Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company.

(a) Deferred Stock Units. As consideration for your services as Executive Chairman and Principal Executive Officer, the Company shall grant you pursuant to the Amended and Restated Renovis, Inc. 2003 Stock Plan, as may be amended from time to time (the “Plan”), subject to approval of the Board, deferred stock units with respect to 100,000 shares of the Company’s common stock (the “DSU Grant”). The DSU Grant shall vest with respect to 1/36th of the total shares subject to the DSU Grant on each monthly anniversary of the Effective Date, subject to your continued service to the Company on each of the vesting dates, including your service as a member of the Board. The vested shares of Company common stock subject to your DSU Grant shall be issued to you as soon as administratively practicable after the earliest to occur of (i) a date specified by the Company that is between January 1 and March 15 of the calendar year following the calendar year of the vesting date, (ii) your separation from service with the Company, (iii) your death or disability or (iv) a Change in Control (as defined in the Plan), including the consummation of our merger with Evotech AG. Immediately prior to the consummation of a Change in Control, twenty-five percent (25%) of the total shares subject to the DSU Grant shall vest, such that the total shares vested as of the consummation of a Change in Control would equal the sum of (i) 25,000 and (ii) (a) 1/36th of the total shares subject to the DSU Grant multiplied by (b) the number of full months of continued service provided by you as of the date of consummation of a Change in Control. Following any such Change in Control, the shares subject to the DSU Grant shall continue to vest at a rate of 1/36th of the total shares originally subject to the DSU Grant on each monthly anniversary of the Effective Date thereafter, subject to your continued service to the Company. The DSU Grant shall otherwise be subject to the terms and conditions set forth in the Plan and the agreement to be entered into evidencing the DSU Grant.

(b) Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s general policies upon your submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

(c) Chairman Compensation. During the term of your service as Chairman of the Board, you shall continue to receive the compensation to which you are entitled to as Chairman of the Board (currently consisting of quarterly cash retainers of $12,500 and an annual stock option grant to purchase 22,000 shares of Company common stock).

6. Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.

October 1, 2007

(a) Confidentiality. You acknowledge that, in connection with your services to the Company, you will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. You covenant and agree that, both during and after the term of your services to the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your services to the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by you shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 6(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed

October 1, 2007

entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by you for the Company.

7. Termination. This Agreement may be terminated by you at any time for any or no reason upon no less than thirty days prior notice. This Agreement may be terminated by the Company at any time for any or no reason. Upon the Separation Date, any outstanding options, deferred stock units or other equity awards you hold shall continue vesting to the extent you continue to perform services to the Company, including if you continue to perform services in your capacity as a member of the Board, and to the extent you do not continue performing services to the Company, shall immediately terminate with regard to the then-unvested portion (after taking into account any accelerated vesting).

8. Miscellaneous.

(a) This letter constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your services as Executive Chairman of the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(d) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

(e) If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in such action shall be entitled to be paid by the other party such prevailing party’s reasonably attorneys’ fees and costs incurred in such action.

October 1, 2007

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

RENOVIS, INC.

By:	/s/ Anthony B. Evnin, Ph.D.
Anthony B. Evnin, Ph.D.
Title:	Director and Chairman of the Compensation Committee

AGREED AND ACCEPTED:

/s/ John P. Walker	October 2, 2007
John P. Walker	Date